UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☐	Preliminary Information Statement
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☒	Definitive Information Statement (Amendment No. 1)

YEW BIO-PHARM GROUP, INC.
(Name of Registrant as Specified In Its Charter)

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YEW BIO-PHARM GROUP, INC.
294 Powerbilt Avenue
Las Vegas, NV 89148

To:         The Holders of the Common Stock of Yew Bio-Pharm Group, Inc.

Re:         Action by Written Consent in Lieu of Annual Meeting of Stockholders

This Information Statement is furnished by the Board of Directors of Yew Bio-Pharm Group, Inc., a Nevada corporation (the “Company”), to holders of record of the Company’s common stock, $0.001 par value per share, at the close of business on July 7, 2014. The purpose of this Information Statement is to inform the Company’s stockholders of certain actions taken by the written consent of the holders of a majority of the Company’s voting stock, dated as of July 8, 2014, in lieu of an Annual Meeting of stockholders.

1.	To elect five (5) directors to serve until the next Annual Meeting of Shareholders and thereafter until their successors are elected and qualified; and

2.	a proposal to ratify the appointment of MaloneBailey, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

The foregoing actions were approved on July 8, 2014 by our Board of Directors. In addition, on July 8, 2014 the holders of 51.54% of the Company’s outstanding voting securities, as of the record date, approved the foregoing actions. The number of shares voting for the proposals was sufficient for approval.

Section 78.320 of the Nevada Revised Statutes (the “NRS”) provides in part that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.

In order to eliminate the costs and management time involved in obtaining proxies and in order to effect the above actions as early as possible in order to accomplish the purposes of the Company as herein described, the Board consented to the utilization of, and did in fact obtain, the written consent of the Consenting Stockholders who collectively own shares representing a majority of our Common Stock.

The above actions taken by the Company’s stockholders will become effective on or about August 1, 2014 and are more fully described in the Information Statement accompanying this Notice. Under the rules of the Securities and Exchange Commission, the above actions cannot become effective until at least 20 days after the accompanying Information Statement has been distributed to the stockholders of the Company.

The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The accompanying Information Statement is furnished only to inform our stockholders of the actions described above before they take place in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. This Information Statement is first mailed to you on or about July 11, 2014.

If you have any questions on the enclosed Information Statement you may contact us directly. We thank you for your continued interest in our Company.

By Order of the Board of Directors

/s/ Zhiguo Wang
Zhiguo Wang, Chief Executive Officer

July 11, 2014
Las Vegas, NV

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INFORMATION STATEMENT

INFORMATION STATEMENT PURSUANT TO SECTION 14C OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE BEEN APPROVED BY HOLDERS OF A MAJORITY OF OUR COMMON STOCK. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THERE ARE NO DISSENTERS’ RIGHTS WITH RESPECT TO THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT.

INTRODUCTION

This Information Statement is being mailed or otherwise furnished to the holders of common stock, $0.01 par value per share (the “Common Stock”) of Yew Bio-Pharm Group, Inc., a Nevada corporation (“We” or the “Company”) by the Board of Directors to notify them about a certain action that the holders of a majority of the Company’s outstanding voting stock have taken by written consent, in lieu of an Annual Meeting of the stockholders. The action was taken on July 8, 2014.

Copies of this Information Statement are first being sent on or before July 11, 2014 to the holders of record on July 7, 2014 of the outstanding shares of the Company’s Common Stock.

General Information

Stockholders of the Company owning a majority of the Company’s outstanding voting securities have approved the following action (the “Action”) by written consent dated July 8, 2014, in lieu of a meeting of the stockholders:

1.	To elect five (5) directors to serve until the next Annual Meeting of Shareholders and thereafter until their successors are elected and qualified; and

2.	a proposal to ratify the appointment of MaloneBailey, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

The Company has asked brokers and other custodians, nominees, and fiduciaries to forward this Information Statement to the beneficial owners of the common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

Dissenters’ Right of Appraisal

No dissenters’ or appraisal rights under the Nevada Revised Statutes are afforded to the Company’s stockholders as a result of the approval of the actions set forth above.

Vote Required

The vote, which was required to approve the above actions, was the affirmative vote of the holders of a majority of the Company’s voting stock. Each holder of Common Stock is entitled to one (1) vote for each share of Common Stock held. The date used for purposes of determining the number of outstanding shares of voting stock of the Company entitled to vote is July 7, 2014. The record date for determining those shareholders of the Company entitled to receive this Information Statement is the close of business on July 7, 2014 (the “Record Date”). As of the Record Date, the Company had outstanding 50,000,000 shares of Common Stock. Holders of the Common Stock have no preemptive rights. All outstanding shares are fully paid and nonassessable. The transfer agent for the Common Stock is West Coast Stock Transfer, Inc., 721 N. Vulcan Ave., Suite 205, Encinitas, CA 92024, Telephone: 619-664-4780.

Vote Obtained - Section 78.320 of the Nevada Revised Statutes

Section 78.320 of the Nevada Revised Statutes Law provides that any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

To eliminate the costs and management time involved in soliciting and obtaining proxies to approve the actions and to effectuate the Actions as early as possible to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize, and did in fact obtain, the written consent of the holders of a majority of the voting power of the Company. The consenting shareholders and their respective approximate ownership percentage of the voting stock of the Company, which total in the aggregate 51.54 % of the outstanding voting stock, are as follows: Zhiguo Wang, one of our officers and directors (40.21%), Guifang Qi, one of our officers and directors (4.98%), Xingming Han, one of our officers and directors (0.43%), Yicheng Wang (3.92%) and Renchun Wang (2.00%), respectively.

This Information Statement is being distributed pursuant to the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to the Company’s stockholders on the Record Date. The corporate action described herein will be effective approximately 20 days (the “20-day Period”) after the mailing of this Information Statement. The 20-day Period is expected to conclude on or about August 1, 2014.

The entire cost of furnishing this Information Statement will be borne by the Company.

ACTION ONE
ELECTION OF DIRECTORS

Directors are normally elected by the shareholders at each annual meeting to hold office until their respective successors are elected and qualified, and need not be shareholders of the Company. Directors may receive compensation for their services as determined by the Board of Directors. See “Compensation of Directors.” Presently, the Board of Directors consists of three (3) members, namely, Zhiguo Wang, Guifang Qi and Xingming Han. In addition to these current directors the Board has nominated Tong Liu and Hengjiang Pang to be directors.

Voting for the election of directors is non-cumulative, which means that a simple majority of the shares voting may elect all of the directors. Each share of common stock is entitled to one (1) vote and, therefore, has a number of votes equal to the number of authorized directors.

Although the Company’s management expects that each of the following nominees will be available to serve as a director, in the event that any of them should become unavailable prior to being appointed, a replacement will be appointed by a majority of the then-existing Board of Directors. Management has no reason to believe that any of its nominees, if elected, will be unavailable to serve. All nominees are expected to serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified.

Nominees For Election As Director

The following table sets forth certain information with respect to persons nominated by the Board of Directors of the Company for election as Directors of the Company and who will be elected following the effective date of the actions in this Information Statement:

Name	Age	Position(s)

Zhiguo Wang	50	Director

Guifang Qi	50	Director

Xingming Han	48	Director

Tong Liu	34	Nominee

Hengjiang Pang	33	Nominee

Biographical Information Regarding Directors

Zhiguo Wang has been the President and Chairman of the Board of YBP since it was incorporated in November 2007, and has been the Secretary and Chief Financial Officer of YBP since December 2013. Mr. Wang founded our company in 1996 and has served as General Manager of our variable interest entity, Harbin Yew Science and Technology Development Co., Ltd. (“HDS”), since its inception. Since August 2007, Mr. Wang has served as executive director of the China National Forest Industry Association. In January 2007, he was elected to the first board of directors by the Heilongjiang Province Pharmaceutical Professional Association. In August 2007, he was elected Executive Director of the China National Forest Industry Association. In December 2010, Mr. Wang was elected vice chairman of the Heilongjiang Province Forestry Industry Association. Mr. Wang is also involved in the management of other businesses, including Yew Pharmaceutical Co., Ltd. (“Yew Pharmaceutical”), Shanghai Kairun Bio-Pharmaceutical Co., Ltd. (“Kairun”) and Zishan Technology Co., Ltd. (“ZTC”). He currently devotes approximately 71% of his time, or 120 hours per month, on average, to the Company’s business. Mr. Wang graduated from Northeast Forestry University, located in Harbin, for both his undergraduate and graduate degrees. Mr. Wang is the husband of Guifang Qi.

Guifang Qi has been the Treasurer of YBP since May 2010 and a director of YBP since December 2010. Since 1997, she has also served as Vice General Manager of HDS in charge of purchasing and suppliers. Madame Qi graduated from Mudanjiang Forestry School, located in Mudanjiang, Heilongjiang Province, where she majored in forestry. Madame Qi is the wife of Zhiguo Wang.

Xingming Han has been a director of YBP since May 2010. From 2000 to 2009, he has also served as Vice General Manager of HDS, and since 2009 as the General Manager of HDS, in charge of manufacturing. He also served as the General Manager of Yew Pharmaceutical from 2008 to 2010. Mr. Han graduated from Harbin Architectural Engineering College in Harbin. In December 2006, he received the qualification of China Senior Business Manager.

During the past ten years, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company, including any allegations (not subsequently reversed, suspended or vacated), permanent or temporary injunction, or any other order of any federal or state authority or self-regulatory organization, relating to activities in any phase of the securities, commodities, banking, savings and loan, or insurance businesses in connection with the purchase or sale of any security or commodity, or involving mail or wire fraud in any business. None of our directors presently serves as a director of any other public companies.

Each of our director’s primary qualification to serve as such involves his or her extensive experience with different aspects of yew tree technology, cultivation, engineering and/or project management.

Mr. Wang is the founder of the Company, and formally educated and trained as an Engineer in Forestry and a Senior Engineer of Pharmaceutical Engineering. His specific experience, qualifications, attributes and skills that led to the conclusion that he should serve as a director of the Company include the following. From 1984 to 1995, Mr. Wang developed and created the first artificial yew forest in the world, for which he received the Second Scientific and Technological Progress Award for Heilongjiang Province in 1995. In 2002, Mr. Wang took part in, and took charge of, the research and development of Dakesu , which was a project in the scientific and technological development program of Ministry of Science and Technology under the PRC’s Tenth Five-Year Plan. In 2005, Mr. Wang took part in, and took charge of, the pre-clinical research of the new anti-cerebral ischemia marine vaccine “Maitong” which was a project of the 863 Program under the PRC’s Tenth Five-Year Plan. On January 18, 2006, this project passed the check and acceptance of the Ministry of Science and Technology. In 2006, Mr. Wang took part in, and took charge of, clinical research of the sea cucumber polysaccharide vaccine, which was also an 863 Program under the PRC’s Eleventh Five-Year Plan”. In 2006, the extract from plants of taxus species and the extracting method and the application of the extract (taxus injection solution) researched and developed by Mr. Wang received a patent issued by SIPO.

Mr. Wang has received numerous awards for his work in yew tree development, cultivation and cloning, and related fields. Among them, in 2002, he received the gold award of Century Cup in Academic Exchange Conference about China’s Entry into WTO, High and New Pharmaceutical Technology and Chinese Traditional Medicine Development. On December 28, 2007, he was granted “Contribution Award of Guangcai Program and Land Forestation” by Ministry of Forestry, All-China Federation of Industry and Commerce and China Society for Promotion of Guangcai Program.

The specific experience, qualifications, attributes and skills that led to the conclusion that Madame Qi should serve as a director of the Company include her background as a technician in the Weihe Forestry Administration, located in Heilongjiang Province, the province where the Company’s operations are located. Additionally, Madame Qi was an integral part of an asexual cultivation and cloning technology of the yew trees project from 1984 to 1995. She was in charge of project organization and implementation, and as well as documenting the auditing and result analysis of the project, giving her specific experience in the Company’s patent technologies, in-depth knowledge of yew tree production technology and yew tree production costs controls.

The specific experience, qualifications, attributes and skills that led to the conclusion that Mr. Han should serve as a director of the Company include his education in civil engineering and prior experience at Harbin Shangzhi Yimianpo Construction Company, or Yimianpo, where his responsibilities included engineer, vice general manager and project manager. During his tenure at Yimianpo, Mr. Han was in charge of overall construction project progress, project safety, and quality and cost controls. Mr. Han was responsible for establishing the national revitalizing Northeast old industrial base for breeding and industrializing yew forest for medical use project in 2005 and he successfully led the project to pass national inspections. Mr. Han has developed, organized and implemented a number of yew tree related projects at Harbin city and Heilongjiang provincial levels, which projects have passed governmental inspections.

Tong Liu is an investment advisor/associate at Diamond Capital Advisors. He is FINRA licensed and holds securities licenses series 79 and 63. Tong specializes on many cross-border M&A transactions especially in the greater China region. Prior to becoming an investment banker, Tong was a serial entrepreneur. He started and exited multiple businesses. He currently sits on the board of multiple startup companies. Mr. Liu received his MBA degree from Steven G Mahaylo School of Business at California State University, Fullerton. He also holds a BA degree from CSUF. Tong is proficient at both speaking and writing Chinese Mandarin and actively seeks and participates in cross border transactions where his language ability, cultural background and knowledge prove to be an invaluable asset.

Hengjiang Pang has nearly 12 years of finance and accounting experience in both Asia and North America. Prior to joining Yew Bio-Pharm, Henry served a number of senior management roles in the companies including his 6-year tenure with HeJian Technology Co., Ltd. (subsidiary of UMC), Financial Controller of a private-equity company and Controller of Jellick Rowland LLC.  Mr. Pang joined Yew Bio-Pharm in 2013, when he served as North America Regional Manager to oversee the operations of the Company in North America. Mr. Pang holds MBA degree from Keller Graduate School of Management at Devry University, Long Beach and a BA in Industrial Engineering from Northeastern University.

Involvement in Certain Legal Proceedings

None of our directors and officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. There have been no events under any bankruptcy act, no criminal proceedings, no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors, executive officers, promoters or control persons during the past ten years.

Family Relationships

Mr. Wang and Ms. Qi are husband and wife. There are no other family relationships between or among the above Directors, executive officers or persons nominated or charged by us to become directors or executive officers.

Historical Compensation of Directors

Other than as set forth herein no compensation has been given to any of the directors, although they may be reimbursed for any pre-approved out-of-pocket expenses.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. During the most recent fiscal year, to the Company’s knowledge, no filing delinquencies occurred.

CORPORATE GOVERNANCE

We are a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act and an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. We do not have standing audit, compensation and corporate governance committees, or committees performing similar functions. Our Board, as a whole, handles the matters usually addressed by such committees. All of our directors are also executive officers of the Company.

At this time, we have not adopted corporate governance guidelines, a code of business conduct, a code of ethics or a related party transaction policy. We anticipate that as we become more familiar with the obligations of U.S. public companies, we will implement appropriate corporate governance structures to comply with SEC and/or stock exchange requirements that would be applicable to us at such time.

We maintain a corporate website and post our SEC filings on a page of that website. The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated by reference into this or any other filing we make with the SEC.

Board of Directors

Director Independence

The Board will consist of five members, none of whom meet the independence requirements of the Nasdaq Stock Market as currently in effect. In addition, the proposed two new nominees to the Board will also not meet such independence requirements.

Meetings of the Board

Each of the directors attended 75% or more of the aggregate number of meetings of the Board in 2013.

Board Leadership

Our Company is led by Zhiguo Wang, who has served as both our Chief Executive Officer and Chairman of the Board since our incorporation in 2007. Our Board leadership structure is the traditional one most commonly utilized by other public companies in the United States, and we believe that this leadership structure has been effective for our Company. We believe that having a combined Chief Executive Officer/Chairman of the Board provides the right form of leadership and balance for our Company, given our small size. This structure provides us with a single leader for our company to ensure continuity of our operational, executive and Board functions.

Other Corporate Governance

We do not have standing audit, compensation and corporate governance committees, or committees performing similar functions. We have not adopted a code of ethics. We anticipate that as we become more familiar with the obligations of U.S. public companies, we will implement appropriate corporate governance structures to comply with SEC and/or stock exchange requirements. We intend to comply with all corporate governance requirements applicable to us at this time.

Communications with the Board

Shareholders and any interested parties may send correspondence to the Board or to any individual director, by mail to Corporate Secretary, Yew Bio-Pharm Group, Inc., 294 Powerbilt Avenue, Las Vegas, Nevada 89148, or by e-mail to hpang@yewbiopharm.com.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed the firm of MaloneBailey, LLP (“MaloneBailey”) to act as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and such appointment is being submitted to our shareholders for ratification of which a majority of such shareholders entitled to vote approved of the ratification on July 8, 2014 by written consent in lieu of a shareholder meeting.  MaloneBailey is considered by our management to be well qualified.

Audit and Other Fees

The firm of Albert Wong & Co. (“Wong”) served as our independent registered public accounting firm through December 31, 2012. Since December 31, 2012, MaloneBailey has served as our independent registered public accounting firm. The following table summarizes the fees charged by Wong and MaloneBailey for the services rendered to the Company during their respective terms of engagement in 2012 and 2013:

	Amount Billed and Paid
Type of Fee	Fiscal Year 2013	Fiscal Year 2012
Audit (1)	$79,000	$65,000
Audit Related	4,500	0
Tax (2)		4,000
All Other		0
Total	$83,500	$69,000

(1)	Represents aggregate fees charged by Wong and MaloneBailey for their respective annual audits and quarterly reviews.
(2)	Represents aggregate fees charged by Wong for professional services for tax compliance and preparation, tax consulting and advice, and tax planning.

The Board has determined that Wong’s provision of non-audit related services in exchange for fees in the 2012 fiscal year was compatible with maintaining its independence.

EXECUTIVE COMPENSATION

The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal years ended December 31, 2013, 2012 and 2011. Other than as set forth herein, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Zhiguo Wang	2013	21,297	—	—	—	—	—	—	21,297
President, (1)	2012	20,412	—	—	1,980,690	—	—	—	2,001,102
Chief Executive Officer	2011	15,757	—	—	—	—	—	—	15,757

Adam Wasserman (2)	2013	88,000	—	—	—	—	—	—	88,000
Chief Financial	2012	96,000	—	—	—	—	—	—	96,000
Officer	2011	40,000	—	—	—	—	—	—	40,000

Guifang Qi (3)	2013	11,267	—	—	—	—	—	—	11,267
Treasurer, YBP and	2012	13,291	—	—	245,202	—	—	—	258,493
Vice General Manager, HDS	2011	11,586	—	—	—	—	—	—	11,586

Xingming Han (4)	2013	21,297	—	—	—	—	—	—	21,297
General Manager,	2012	20,412	—	—	21,015	—	—	—	41,427
HDS	2011	15,757	—	—	—	—	—	—	15,757

Li Zhao (5)	2013	—	—	—	—	—	—	—	—
Chief Financial	2012	—	—	—	—	—	—	—	—
Officer	2011	901	—	—	—	—	—	—	901

Shiyi Li (6)	2013	—	—	—	—	—	—	—	—
Chief Financial	2012	—	—	—	—	—	—	—	—
Officer	2011	2,188	—	—	—	—	—	—	2,188

(1)	Zhiguo Wang’s fiscal 2012 compensation includes the grant date fair value of 20,103,475 founder’s option valued at $1,980,690, or $0.0985 per option, using the Black-Scholes option pricing model.

(2)	Adam Wasserman served as CFO from September 1, 2011 until December 31, 2013.

(3)	Guifang Qi’s fiscal 2012 compensation includes the grant date fair value of 2,488,737 founder’s options valued at $245,202, or $0.0985 per option, using the Black-Scholes option pricing model.

(4)	Xingming Han’s fiscal 2012 compensation includes the grant date fair value of 213,300 founder’s options valued at $21,015, or $0.0985 per option, using the Black-Scholes option pricing model.

(5)	Li Zhao served as CFO from January 1, 2009 to March 10, 2011.

(6)	Shiyi Li served as CFO from March 10, 2011 to September 1, 2011.

Employment Agreements

We have entered into employment agreements with our Chinese executive officers in the form and with the provisions specified by the Harbin Labor and Social Security Bureau. The provisions of these agreements are not negotiable and do not vary other than providing the term, title and salary of the individual employee.

We had an employment agreement with Mr. Wang, pursuant to which he is employed in the capacity of Chief Executive Officer, for a term of three years, commencing May 9, 2009 and terminating on May 8, 2012. His contractually-provided compensation was RMB 7,000 per month for the entire term, although management increased his salary to RMB 10,000 per month from July 2011 through May 8, 2012. We entered into a new employment agreement with Mr. Wang for a three-year term, commencing May 10, 2012 and terminating on May 9, 2015. Mr. Wang’s compensation under the new agreement is RMB 10,000 per month.

We had an employment agreement with Mr. Han, pursuant to which he is employed in the capacity of General Manager, for a term of three years, commencing April 9, 2009 and terminating on April 8, 2012. His contractually-provided compensation was RMB 7,000 per month for the entire term, although management increased his salary to RMB 10,000 per month from July 2011 through April 8, 2012. We entered into a new employment agreement with Mr. Han for a three-year term, commencing April 10, 2012 and terminating on April 9, 2015. Mr. Han’s compensation under the new agreement is RMB 10,000 per month.

We had an employment agreement with Madame Qi, pursuant to which she is employed in the capacity of Vice General Manager, for a term of three years, commencing April 9, 2009 and terminating on April 8, 2012. Her contractually-provided compensation was RMB 4,500 per month for the entire term, although management increased her salary to RMB 7,000 per month from July 2011 through April 8, 2012. We entered into a new employment agreement with Madame Qi for a three-year term, commencing April 10, 2012 and terminating on April 9, 2015. Madame Qi’s compensation under the new agreement is RMB 5,000 per month. In April, 2014, Madame Qi began working in the Company’s office in the United States and her salary was revised to $4,000 per month.

Outstanding Equity Awards at Fiscal Year-End

On December 13, 2012, at a special meeting of our shareholders (the “Special Meeting”), our shareholders approved the issuance of a stock purchase option (each, a “Founder’s Option” and collectively, the “Founders’ Options”) to Zhiguo Wang, Guifang Qi and Xingming Han (collectively, the “Founders”). Following the Special Meeting, the Board met on December 13, 2012 and, among other things, issued the Founders’ Options to the Founders.

The terms of each Founder’s Option are identical to each other except for the name of the optionee and the number of shares of the Company’s common stock subject to each such Founder’s Option. The principal terms of the Founders’ Options include the following:

●	each Founder’s Option is fully vested upon issuance;

●	each Founder’s Option is exercisable for a period of five years from the date of issuance;

●	each Founder’s Option is exercisable at $0.22 per share; and

●
each Founder’s Option has a cashless exercise feature, pursuant to which, at the optionee’s election, he or she may choose to deliver previously-owned shares of YBP common stock in payment of the exercise price or not pay the exercise price of the Founder’s Option and receive instead a reduced number of shares of YBP common stock reflecting the value of the number of shares of YBP common stock equal to the difference, if any, between the aggregate fair market value of the shares issuable upon exercise of the Founder’s Option and the exercise price of the Founder’s Option.

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding at December 31, 2013.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested ($)
Zhiguo Wang	20,103,475	—	—	0.22	12/13/2017	—	—	—	—
Guifang Qi	2,488,737	—	—	0.22	12/13/2017	—	—	—	—
Xingming Han	213,300	—	—	0.22	12/13/2017	—	—	—	—

We are authorized to issue up to 15,000,000 shares of common stock for grants under the 2012 Plan, which was adopted by our Board of Directors on September 25, 2012 and approved by our shareholders at the Special Meeting on December 13, 2012. No grants have been made under the 2012 Plan to date.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our board of directors.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with any of our directors or executive officers, and we are not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

Board of Directors and Director Compensation

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the board of directors. We do not currently have any independent directors. Our directors do not receive compensation for serving in such capacity.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under a Cooperation and Development Agreement dated January 9, 2010 between us and Yew Pharmaceutical (the “Development Agreement”), we sell yew branches and leaves to Yew Pharmaceutical and Yew Pharmaceutical manufactures taxol-based TCM in accordance with the requirements of the Heilongjiang Food and Drug Agency (the “HFDA”). Yew Pharmaceutical produces the TCM at its own facilities in Harbin and is responsible for producing the finished product medicine in accordance with the requirements of good manufacturing practices, filing all applications and obtaining all approvals from the HFDA. Yew Pharmaceutical is also the exclusive distributor of this TCM, Zi Shan. Under the Development Agreement, Yew Pharmaceutical pays us RMB 1,000,000 per ton of raw material. This amount is below the current market rate of approximately RMB 1,100,000 per ton of raw material. Given the 10-year term of the Development Agreement and our belief that the fair market value for yew raw material will continue to rise, the difference between fair market value and the contractually-set price at which we sell yew raw material to Yew Pharmaceutical is expected to increase, especially in later years of the term of the Development Agreement. As the purchaser of raw material for the production of TCM, Yew Pharmaceutical is also the primary customer in our TCM raw materials segment and a major customer of the Company as a whole. Yew Pharmaceutical is owned directly and indirectly primarily by Mr. Wang and Madame Qi.

Under a Technology Development Service Agreement dated January 1, 2010 between us and Kairun, (the “Technology Agreement”), Kairun provides us with testing and technologies regarding utilization of yew trees to extract taxol and develop higher concentration of taxol in the yew trees we grow and cultivate. For these services, we have agreed to pay Kairun RMB 200,000 after the technologies developed by Kairun are tested and approved by us. We retain all intellectual property rights in connection with the technologies developed by Kairun. Kairun may not provide similar services to any other party without our prior written consent.

The initial term of the Technology Agreement was two years. Kairun informed us that it is taking longer than originally expected to develop the technologies and conduct the tests under the Technology Agreement. Accordingly, in February 2012, we entered into a supplemental agreement with Kairun, extending the term of the Technology Agreement indefinitely until project results specified in the original Technology Agreement are achieved. Kairun is owned directly and indirectly primarily by Mr. Wang and Madame Qi.

The principal executive offices of YBP are located at 294 Powerbilt Avenue, Las Vegas, Nevada, a property owned by the Company’s President, Zhiguo Wang, which he provides rent-free to the Company. However, we pay utilities, property insurance, real estate tax, association dues and certain other expenses on the property to third parties, which, in 2011, aggregated approximately $9,830, which we believe approximates the fair market value of rent that we would have paid for similar office space.

HDS leases office space in Xiangfang District, Harbin from the Company’s President, Zhiguo Wang, under a 15-year lease commencing January 1, 2010 and expiring December 31, 2025. We pay rent in the amount of RMB 15,000 per year. We believe that the rent is at or below market for the space we are occupying.

HDS occupies approximately 40 square meters of usable retail space in the Nangang District of Harbin from Guifang Qi, a director of the Company and the wife of Zhiguo Wang. Pursuant to a Lease Contract dated December 3, 2008, the premises were provided rent-free for the first year of the three-year lease. Beginning December 3, 2009, we paid rent in the amount of RMB 12,000 per year for the second and third years of the lease term. We entered into the current lease on this property on November 15, 2011. The term of the new three-year lease is from December 1, 2011 through December 1, 2014. We pay rent in the amount of RMB 1,300 per month (RMB 15,600 per year), payable annually on or before May 30 of each year of the term. We believe that the rent is at or below market for the space we are occupying. We closed the store in December 2012, although we continue to lease the facility to exhibit and warehouse our finished products.

On July 1, 2012, our wholly-owned subsidiary Heilongjiang Jinshangjing Bio-Technology Development Co., Limited (“JSJ”) entered into a lease for office space (the “JSJ Lease”) with Zhiguo Wang, as lessor. Pursuant to the JSJ Lease, JSJ leases approximately 30 square meters of office space from Mr. Wang in Harbin, in the same premises used by HDS for its office space. Rent under the JSJ Lease is RMB 10,000 annually for a term of three years, expiring on June 30, 2015. JSJ prepaid rent to Mr. Wang in the amount of RMB 20,000 on July 1, 2012. We believe that the rent is at or below market for the space we are occupying.

Under an agreement dated March 25, 2005 with ZTC, we lease 361 mu (approximately 60 acres) of land in Lalin Town, Wuchang City, Heilongjiang Province, for nursery land used to cultivate yew stock. This agreement is for a term of 30 years expiring on March 24, 2035. Under this agreement, we pay RMB 162,450 per year, with a lump sum payment of RMB 812,250 representing the first five years of the lease on or before December 31, 2010. We made a payment in the amount of RMB 1,000,000 in March 2012. Thereafter, we are required to pay each next five years’ rent in advance. Mr. Wang and Madame Qi own approximately 39.4% and 30.7%, respectively, of ZTC.

Prior to January 1, 2011, ZTC was also the major supplier of yew seedlings that we purchased for cultivation in our business. We do not plan on making significant purchases from ZTC in the future.

During 2012, we prepaid approximately $61,037 in rent to related parties pursuant to the JSJ Lease and the ZTC Lease.

On November 15, 2013, Harbin Yew Science and Technology Development Co., Ltd. (“HDS”), the operating entity and wholly-owned subsidiary of Yew Bio-Pharm Group, Inc. (the “Company”), entered into a Forest and Land Use Right Acquisition Contract of Wuchang Erhexiang Pingfangdian Forestry Centre 15th Compartments (the “Wuchang Pingfangdian Forestry Centre Contract”) with  ZTC.

Pursuant to the Wuchang Pingfangdian Forestry Centre Contract, HDS acquired 2,565 mu (approximately 428.36 acres) located at Wuchang Pingfangdian Forestry Centre in Helongjiang Province, PRC. The term of the contract is 38 years, through November 7, 2051. During the term of the Wuchang Pingfangdian Forestry Centre Contract, HDS plans to harvest cut and replant the trees, sell the harvest cutting logs, promote the growth of the young trees accordingly, as well as plant yew trees of five years old or above based on the condition of the harvest cutting.

Payments to be made by the Company under the Wuchang Pingfangdian Forestry Centre Contract total $7.8 million in U.S. Dollars (RMB 47.2 million as the foreign exchange rate between U.S. Dollar and RMB is 6.1), payable as follows:

●	$3.51 million in U.S. dollars on or before December 31, 2013.
●	$4.29 million in U.S. dollars on or before May 31, 2015.

The Company has paid a total of approximately $2.9 million in U.S dollars (RMB 17.8 million) as of December 31, 2013.

We have received advanced from, and in the past we have provided advances to, certain of our directors, officers and/or related parties, as follows:

Name of related parties	2013	2012
Zhiguo Wang	$47,726	$45,976
Guifang Qi	-	1,900
ZTC	4,802,911	-
Total	$4,850,637	$47,876

These advances are unsecured and payable on demand.

The original structuring of the Company and the second restructure of the Company that we implemented in 2010 (the “Second Restructure”) involved transactions between the Company and Zhiguo Wang, Guifang Qi and Xingming Han (collectively, the “HDS Shareholders”), who are also all of our directors and three of our executive officers. These transactions were not negotiated at arm’s length. While we have not discovered any precedent under Nevada law for a transaction like the Second Restructure, it is possible that the Second Restructure should have been approved by YBP’s shareholders because it may be viewed as having involved the sale of all or substantially all of YBP’s assets in that the stock of HDS was transferred from a wholly-owned subsidiary, JSJ, to the HDS Shareholders. However, because the Company was not yet subject to the reporting obligations of the Exchange Act, YBP was unable to issue a proxy statement to its shareholders in connection with such approval. The Company sought and obtained shareholder ratification of the Second Restructure and all of the transactions effected in connection therewith at the Special Meeting on December 13, 2012.

The terms of the Founders’ Options have not been determined as a result of arm’s-length negotiations. The Board of Directors of YBP, which consists of the same persons who are the HDS Shareholders and the grantees of the Founders’ Options, sought and obtained shareholder approval of the issuance of the Founders’ Options at the Special Meeting on December 13, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 7, 2014, the number of shares of our common stock owned of record and beneficially by all directors, executive officers, nominees for director and persons who beneficially own more than 5% of the outstanding shares of our common stock:

Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Directors and Executive Officers:
Zhiguo Wang (2)(3) No.234, Gexin Street Nangang District, Harbin City People’s Republic of China	47,142,861	64.00

Guifang Qi (2)(4) No.234, Gexin Street Nangang District, Harbin City People’s Republic of China	47,142,861	64.00

Xingming Han(5) Door 3, Floor 7, Unit 2, vice No.23 Tongzhan Street Xiangfang District, Harbin City People’s Republic of China	426,600	*

Tong Liu	-0-	-0-

Henjgiang Pang	-0-	-0-

All Directors and Executive Officers and Nominees as a group (5persons)	47,569,461	65.00

*	less than 1%

(1)
Percentage ownership is based on 72,805,512 shares of YBP common stock deemed outstanding on July 7, 2014, assuming exercise of all outstanding Founders’ Options, all of which are exercisable within 60 days. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for determining the number of shares beneficially owned and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Zhiguo Wang and Guifang Qi are husband and wife.

(3)
Consists of (i) 20,103,475 shares held by Mr. Wang; (ii) 2,488,737 shares held by Madame Qi; (iii) 1,958,437 shares held by an immediate family member living in Mr. Wang’s and Madame Qi’s residence and as to which Mr. Wang disclaims beneficial ownership; (iv) 20,103,475 shares which are issuable upon exercise of the Founder’s Option issued to Mr. Wang, which option is exercisable within 60 days; and (v) 2,488,737 shares which are issuable upon exercise of the Founder’s Option issued to Madame Qi, which option is exercisable within 60 days.

(4)
Consists of (i) 2,488,737 shares held by Madame Qi; (ii) 20,103,475 shares held by Mr. Wang; (iii) 1,958,437 shares held by an immediate family member living in Mr. Wang’s and Madame Qi’s residence and as to which Madame Qi disclaims beneficial ownership; (iv) 2,488,737 shares which are issuable upon exercise of the Founder’s Option issued to Madame Qi, which option is exercisable within 60 days; and (v) 20,103,475 shares which are issuable upon exercise of the Founder’s Option issued to Mr. Wang, which option is exercisable within 60 days.

(5)	Consists of (i) 213,300 shares held by Mr. Han; and (ii) 213,300 shares which are issuable upon exercise of the Founder’s Option issued to Mr. Han, which option is exercisable within 60 days.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Exchange Act and files reports and other information with the SEC. Such reports and other information filed by the Company may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549-2736.

By order of the Board of Directors

/s/ Zhiguo Wang
Zhiguo Wang, Chief Executive Officer

July 11, 2014
Las Vegas, Nevada